Citizens South Banking Corporation Announces Fourth Quarter Results

GASTONIA, N.C., Jan. 25 /PRNewswire-FirstCall/ — Citizens South Banking Corporation (Nasdaq: CSBC), the parent company for Citizens South Bank, announced financial results for the fourth quarter of 2009. The Company reported a net loss to common stockholders of $30.5 million, or $4.11 per diluted share, for the quarter ended December 31, 2009.  This loss was largely due to a $29.6 million goodwill impairment charge which was a non-cash, non-recurring accounting adjustment that did not affect the Company's cash flow, liquidity position, or regulatory capital ratios.  Kim S. Price, President and CEO, stated, "This goodwill was created as a result of the Company's prior bank acquisitions which helped to expand our Company's footprint throughout the Charlotte Region.  However, due to the prolonged economic downturn, most bank stocks, including our own, have been trading at historically low levels, resulting in lower bank valuations at the end of 2009.  As a result, after performing our annual goodwill impairment test, we determined that our goodwill was impaired.  This impairment is a non-cash, non-operating charge that will have no effect on the Company's regulatory capital ratios or our ability to continue to serve our customers and our communities in the same manner that we have over the past 105 years."

Excluding the goodwill impairment, the Company reported a net loss of $898,000, or $0.12 per diluted share, for the quarter ended December 31, 2009, compared to net income of $427,000, or $0.06 per diluted share, for the quarter ended December 31, 2008.  The decline in earnings was primarily due to an increase in the provision for loan losses, which totaled $4.2 million for the fourth quarter of 2009 and $1.5 million for the quarter ended December 31, 2008.  President Price stated, "Given the continued weakness of real estate markets and the overall economy, we set aside an elevated provision for loan losses against our loan portfolio.  Our core earnings engine remains strong and continues to be bolstered by an expanding net interest margin.  While we are encouraged by recent signs of an improving housing market and slightly improving employment rates in our region, we think continued cautious optimism is warranted."

For the year ended December 31, 2009, the Company reported a loss of $31.0 million, or $4.19 per diluted share, compared to net income of $3.1 million, or $0.42 per diluted share, for the year ended December 31, 2008.  Excluding the goodwill impairment, the Company reported a net loss of $1.4 million for the year ended December 31, 2009.

Fourth Quarter 2009 Financial Highlights:

Credit Quality

Weakness in our local real estate market has resulted in levels of delinquent loans and credit quality ratios above the Company's historical averages. President Price commented, "While our levels of nonperforming assets have increased, they remain manageable and continue to compare very favorably with industry peers.  The Charlotte Region is beginning to show signs of stabilization as evidenced by the increase in housing prices for each of the past three months.  Housing sales levels and housing starts are showing new signs of promise and unemployment levels seem to have stabilized. " During the fourth quarter of 2009, nonperforming assets, which include loans that are 90 days or more delinquent or in nonaccrual status and other real estate owned, increased by $2.9 million to $17.1 million, or 2.15% of total assets at December 31, 2009, as compared to $14.1 million, or 1.72% of total assets, at September 30, 2009.  Most of this increase during the fourth quarter was attributable to one $2.3 million performing loan that had matured, but had not been renewed at year-end due to legal issues.  The loan has since been renewed and all legal issues have been resolved.

The Company's quarterly provision for loan losses increased to $4.2 million for the fourth quarter of 2009 from $4.0 million for the third quarter of 2009.  Net charge-offs for the fourth quarter totaled $4.5 million, or 2.93% of average loans, compared to $4.0 million, or 2.04% of average loans, for the third quarter of 2009.  The Company had previously established specific reserves for $756,000 of the fourth quarter charge-offs through increased loan loss provisions in prior quarters.  At December 31, 2009, the Company's allowance for loan losses totaled $9.2 million, or 1.51% of total loans, as compared to $9.5 million, or 1.54% of total loans at September 30, 2009.

Loan Portfolio

Efforts to reduce exposures in the residential construction and land acquisition and development loan portfolio resulted in a decrease in outstanding loans of $16.5 million during the twelve months ended December 31, 2009.  During 2009, speculative residential construction loans decreased by $23.6 million, or 68.4%, to $10.9 million and commercial land and residential acquisition and development loans decreased by $17.9 million, or 19.1%, to $75.9 million.  Management expects that these efforts will continue and that loan demand in general will remain soft throughout 2010.  However, the Company expects to extract market share gains in selective loan categories as a result of market disruptions stemming from several recently completed and announced bank mergers in the Charlotte market.

Deposit Portfolio

Total deposits increased by $27.9 million, or 4.8%, during 2009 to $609.3 million at December 31, 2009.  This growth was primarily driven by demand deposit accounts which increased by $36.7 million, or 29.9%, to $159.4 million at December 31, 2009.  The strong growth in demand deposits was attributable to a keen focus on deposit gathering by our team members, enhanced treasury management services, and increased market share due to mergers of competitors.

Capital
The Company's capital position continues to be a source of strength during these uncertain economic times. The Bank continues to exceed all regulatory capital measures and is considered "well-capitalized" for regulatory purposes.  This is the highest capital designation established by the Bank's regulatory authorities. The Bank's total risk-based capital ratio was 14.07% at December 31, 2009, compared to 14.68% at September 30, 2009.  In addition, the Company has a tangible common equity ratio of 6.47%.  Mr. Price commented, "Capital has been a strength of this Bank since our founding in 1904.  This strength continues and has provided our Company with a cushion to be able to absorb these elevated levels of loan losses during recessionary periods throughout the Company's history, including the Great Depression."

Net Interest Margin

The Company's net interest margin improved to 3.12% for the fourth quarter of 2009, as compared to 3.03% for the third quarter of 2009.  This nine-basis point increase in the linked-quarter net interest margin was largely due to a 21-basis point decrease in the Company's cost of funds.  This represents the third consecutive quarter in which the Company has experienced margin expansion.  The Company has been focused on increasing core demand deposit accounts which has contributed to this decrease in cost of funds.  Also, higher-costing time deposits that matured during the fourth quarter repriced at lower rates and contributed to the lower cost of funds.  In addition, during the fourth quarter of 2009, the Company restructured $29.5 million in FHLB advances, resulting in a lower effective interest rate and an extended duration.  The initial cost of this restructuring was approximately $44,000, but the savings are projected to be approximately $275,000 annually, beginning in the first quarter of 2010.

Noninterest Income

Noninterest income for the fourth quarter of 2009 increased $1.2 million as compared to the fourth quarter of 2008.  The Company realized an $897,000 net gain on the sale of assets during the fourth quarter of 2009 as compared to a net loss of $110,000 during the fourth quarter of 2008.  In addition, the Company recorded a $48,000 increase in mortgage banking income and a $54,000 increase in service charges on deposits.

Noninterest Expense
Noninterest expense increased by $30.4 million during the comparable fourth quarter periods.  This increase was primarily due to the $29.6 million goodwill impairment during the fourth quarter of 2009.  In addition, there were increases related to a $192,000 increase in the Company's FDIC deposit insurance expense, a $124,000 increase in professional fees, a $163,000 valuation adjustment on other real estate owned and a $207,000 impairment of securities.  The increase in the FDIC deposit insurance was the result of higher premiums charged by the FDIC throughout the banking system.  Professional fees were higher due to $141,000 in fees for preparing and filing regulatory documents in conjunction with a stock offering, which was withdrawn due to unfavorable market conditions.  Also, the Company paid $44,000 for restructuring a portion of its FHLB advances.  Increases in other noninterest expense were largely due to increases in legal costs associated with collection, maintenance, and servicing of problem assets, loan collection costs and expenses related to owning an increased number of foreclosed properties.  The impairment was taken on a pooled trust preferred security which now has an immaterial remaining balance.

About Citizens South Banking Corporation

Citizens South Bank was founded in 1904 and is headquartered in Gastonia, North Carolina.  Deposits are FDIC insured up to applicable regulatory limits.  At December 31, 2009, the Company had $791.5 million in assets with 16 full-service offices in the Charlotte region, including Gaston, Iredell, Rowan, Mecklenburg, and Union counties in North Carolina, and York County, South Carolina.  Citizens South Bank is an Equal Housing Lender and Member, FDIC.  The Bank is a wholly-owned subsidiary of Citizens South Banking Corporation, and shares of the common stock of the Company trade on the NASDAQ Global Market under the ticker symbol "CSBC".  The Company maintains a website at www.citizenssouth.com that includes information on the Company, along with a list of products and services, branch locations, current financial information, and links to the Company's filings with the SEC.

Forward-looking Statements

This news release contains certain forward-looking statements which include, but are not limited to, statements of our earnings expectations, statements regarding our operating strategy, and estimates of our future costs and benefits.  These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Forward-looking statements speak only as of the date they are made and the Company is under no duty to update these forward-looking statements to reflect circumstances or events that occur after the date of the forward-looking statements or to reflect the occurrence of unanticipated events. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  Factors that could cause such a difference include, but are not limited to, changes in general economic conditions – either locally or nationally, competition among depository and financial institutions, the continuation of current revenue and expense trends, significant changes in interest rates, unforeseen changes in the Company's markets, and legal, regulatory, or accounting changes.  The Company's reports filed from time to time with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2008, describe some of these factors.

Citizens South Banking Corporation
Quarterly Financial Highlights (Unaudited)

	2009				2008
	At and for the quarters ended

	December 31	September 30	June 30	March 31	December 31
(Dollars in Thousands, Except per Share Data)

Summary of Operations:

Interest income – taxable equivalent	$9,317	$9,620	$9,820	$9,829	$10,481
Interest expense	3,531	3,947	4,346	4,702	5,172
Net interest income – taxable equivalent	5,786	5,673	5,474	5,127	5,309
Less: Taxable equivalent adjustment	106	139	142	144	134
Net interest income	5,680	5,534	5,332	4,983	5,175
Provision for loan losses	4,155	3,975	1,950	900	1,460
Net interest income after provision for loan losses	1,525	1,559	3,382	4,083	3,715
Noninterest income	2,451	2,501	2,016	1,249	1,254
Noninterest expense	34,867	5,229	5,239	4,937	4,496
Income (loss) before income taxes	(30,891	(1,169)	159	395	473
Income tax (benefit) expense	(611)	(672)	(155)	(61)	(8)
Net income (loss)	(30,280)	(497)	314	456	481
Preferred stock dividend and discount on preferred stock	259	262	259	253	54
Net income (loss) available to common stockholders	$(30,539)	$(759)	$55	$203	$427

Per Common Share Data:

Net income:
Basic	$(4.11)	$(0.10)	$0.01	$0.03	$0.06
Diluted	(4.11)	(0.10)	0.01	0.03	0.06

Weighted average shares outstanding:
Basic	7,426,992	7,419,206	7,404,218	7,392,742	7,361,434
Diluted	7,426,992	7,419,206	7,404,218	7,392,742	7,379,466

End of period shares outstanding	7,526,854	7,526,854	7,526,854	7,515,957	7,515,957

Cash dividends declared	$0.04	$0.04	$0.04	$.04	$0.085

Book value	6.87	11.08	11.11	11.19	11.21
Tangible book value	6.80	7.06	7.07	7.14	7.15

End of Period Balances:

Total assets	$791,532	$820,608	$836,283	$851,390	$817,213
Loans, net of deferred fees	610,201	616,793	629,962	635,008	626,688
Investment securities	83,370	90,174	97,452	114,933	109,180
Interest-earning assets	725,835	734,938	751,733	765,747	733,448
Deposits	609,345	601,614	616,233	628,571	581,488
Stockholders' equity	72,322	103,990	104,158	104,663	104,720

Quarterly Average Balances:

Total assets	$823,608	$831,268	$841,169	$829,319	$820,166
Loans, net of deferred fees	610,568	624,112	635,645	626,722	627,888
Investment securities	87,061	94,674	107,140	110,502	108,146
Interest-earning assets	736,134	741,974	751,381	740,404	733,858
Deposits	605,608	609,243	616,926	593,166	579,967
Stockholders' equity	103,313	103,913	104,813	104,884	88,498

Financial Performance Ratios:

Return on average assets (annualized)	(14.71)%	(0.36)%	0.03%	0.10%	0.21%
Return on average common equity (annualized)	(146.44)	(3.61)	0.26	0.98	1.92
Return on tangible common equity (annualized)	(9.92)	(6.77)	1.48	2.88	3.39
Noninterest income to average total assets (annualized)	1.19	1.20	0.96	0.60	0.61
Noninterest expense to average total assets (1) (annualized)	2.54	2.52	2.49	2.39	2.19
Efficiency ratio (1)	64.27	65.08	71.29	79.22	69.94

Citizens South Banking Corporation
Quarterly Financial Highlights - continued (Unaudited)

	2009				2008
	At and for the quarters ended

	December 31	September 30	June 30	March 31	December 31
(Dollars in Thousands, Except per Share Data)

Net Interest Margin (annualized):

Yield on earning assets	4.98%	5.13%	5.26%	5.38%	5.67%
Cost of funds	2.09	2.30	2.54	2.90	3.02
Net interest spread	2.89	2.83	2.72	2.48	2.65
Net interest margin (2)	3.12	3.03	2.92	2.81	2.84

Credit Quality Information and Ratios:

Past due loans (30+ days or more)	$21,879	$20,670	$19,458	$17,105	$11,913
Past due loans to total loans	3.59%	3.35%	3.09%	2.69%	1.90%

Allowance for loan losses – beginning of period	9,499	8,685	8,730	8,026	7,027
Add: Provision for loan losses	4,155	3,975	1,950	900	1,460
Less: Net charge-offs	4,465	3,161	1,995	196	461
Allowance for loan losses – end of period	9,189	9,499	8,685	8,730	8,026

Allowance for loan losses to total loans	1.51%	1.54%	1.38%	1.37%	1.28%
Net charge-offs to average loans (annualized)	2.93	2.04	1.28	0.12	0.28
Nonperforming loans to total loans	1.96	1.73	1.64	0.98	0.48
Nonperforming assets to total assets	2.15	1.72	1.49	0.93	0.69
Nonperforming assets to total loans and OREO	2.77	2.28	1.97	1.25	0.90

Nonperforming Assets:

Nonperforming loans (90+ days delinquent or on nonaccrual status):
Residential	$898	$345	$432	$700	$198
Construction	1,048	1,554	1,335	1,609	693
Acquisition and development	3,419	3,510	379	379	379
Commercial land	3,640	1,884	1,813	653	311
Other commercial real estate	1,841	2,197	5,307	1,481	748
Commercial business	-	-	94	20	5
Consumer	1,144	1,208	1,000	1,425	698
Total nonperforming loans	11,990	10,698	10,360	6,267	3,032
Other real estate owned (OREO)	5,067	3,444	2,111	1,672	2,601
Nonperforming assets	17,057	14,142	12,471	7,939	5,633

Capital Ratios:

Tangible common equity ratio	6.47%	6.72%	6.61%	6.54%	6.82%
Total risk-based capital (Bank only)	14.07	14.68	14.31	13.94	13.07
Tier 1 risk-based capital (Bank only)	12.98	13.53	13.27	12.85	12.01
Tier 1 total capital (Bank only)	10.44	10.70	10.35	10.09	10.40

(1) Calculated excluding the $29.6 million impairment of goodwill
(2) Net interest margin is calculated on a fully tax equivalent basis

Citizens South Banking Corporation
Condensed Consolidated Statements of Financial Condition

	December 31, 2009	December 31, 2008
(Dollars in thousands except per share data)	(unaudited)

ASSETS

Cash and due from banks	$8,925	$9,444
Interest-earning bank balances	44,255	613
Cash and cash equivalents	53,180	10,057
Investment securities available-for-sale, at fair value	50,990	109,180
Investment securities held to maturity, at amortized cost	32,380	-
Loans receivable, net of deferred fees	610,201	626,688
Allowance for loan losses	(9,189)	(8,026)
Loans, net	601,012	618,662
Other real estate owned	5,067	2,601
Premises and equipment, net	15,436	16,834
Accrued interest receivable	2,430	2,609
Federal Home Loan Bank stock, at cost	4,149	4,793
Bank owned life insurance	17,522	16,813
Intangible assets	570	30,525
Other assets	8,796	5,139

Total assets	$791,532	$817,213

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Deposits:
Demand deposit accounts	$159,394	$122,731
Money market deposit accounts	118,687	103,271
Savings accounts	10,584	10,708
Time deposits	320,680	344,778
Total deposits	609,345	581,488
Borrowed money	106,599	124,365
Other liabilities	3,266	6,640
Total liabilities	719,210	712,493

Stockholders' Equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized, 20,500 shares issued and outstanding at December 31, 2009 and December 31, 2008	20,589	20,507
Common stock, $0.01 par value, 20,000,000 shares authorized, 9,062,727 shares issued at December 31, 2009 and December 31, 2008; 7,526,854 shares outstanding at December 31, 2009 and 7,515,957 shares outstanding at December 31, 2008	48,619	48,099
Retained earnings, substantially restricted	3,411	36,089
Accumulated other comprehensive income	(297)	25
Total stockholders' equity	72,322	104,720

Total liabilities and stockholders' equity	$791,532	$817,213

Citizens South Banking Corporation
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
(Dollars in thousands except per share data)

Interest Income
Loans and loan fees	$8,257	$9,069	$33,432	$37,229
Investment securities	901	1,270	4,517	5,221
Interest-bearing deposits	53	8	107	157
Total interest income	9,211	10,347	38,056	42,607

Interest Expense
Deposits	2,404	3,836	11,918	17,232
Borrowed funds	1,127	1,336	4,608	5,119
Total interest expense	3,531	5,172	16,526	22,351

Net interest income	5,680	5,175	21,530	20,256
Provision for loan losses	4,155	1,460	10,980	3,275
Net interest income after provision for loan losses	1,525	3,715	10,550	16,981

Noninterest Income
Service charges on deposit accounts	829	775	3,256	3,031
Mortgage banking income	227	179	1,202	829
Other loan fees	70	87	245	384
Dividends on FHLB stock	5	12	5	180
Increase in cash value of bank-owned life insurance	200	195	770	766
Net gain (loss) on sale of assets	897	(110)	1,913	164
Other noninterest income	223	116	826	665
Total noninterest income	2,451	1,254	8,217	6,019

Noninterest Expense
Compensation and benefits	2,229	2,364	9,818	9,964
Occupancy and equipment expense	613	647	2,570	2,660
Professional fees	352	228	1,059	867
Amortization of intangible assets	71	110	314	512
FDIC deposit insurance	251	59	1,076	117
Valuation adjustment on other real estate owned	163	-	338	-
Restructuring expenses	-	-	-	220
Impairment of securities	207	-	754	468
Impairment of goodwill	29,641	-	29,641	-
Other noninterest expense	1,340	1,088	4,702	4,418
Total noninterest expense	34,867	4,496	50,272	19,226

Net income (loss) before income taxes	(30,891)	473	(31,505)	3,774
Income tax expense (benefit)	(611)	(8)	(1,499)	639

Net income (loss)	(30,280)	481	(30,006)	3,135
Preferred stock dividend and discount on preferred stock	259	54	1,034	54

Net income (loss) available to common stockholders	$(30,539)	$427	$(31,040)	$3,081

Net income (loss) per common share:
Basic	$(4.11)	$0.06	$(4.19)	$0.42
Diluted	$(4.11)	$0.06	$(4.19)	$0.42

Weighted average common shares outstanding:
Basic	7,426,992	7,361,434	7,410,692	7,374,051
Diluted	7,426,992	7,379,466	7,410,692	7,404,087

CONTACT:  Gary F. Hoskins, CFO, +1-704-884-2263, gary.hoskins@citizenssouth.com